Exhibit 99.1
Liberator Medical Announces Private Placement for Gross Proceeds of $2.5 Million and Preliminary Fourth Quarter and Full Year Net Sales
STUART, FL — (Marketwire) — 10/20/08 — Liberator Medical Holdings, Inc. (PINKSHEETS: LBMH) today announced that it has completed a private placement consisting of a convertible note and warrants for gross proceeds of $2.5 million to an institutional accredited investor and preliminary fourth quarter and full year net sales.
Preliminary Net Sales
The Company announced preliminary fourth quarter net sales of $4.2 million, up 200% compared to net sales of $1.4 million reported for the same period in fiscal 2007 and up 75% compared to net sales of $2.4 million reported for the quarter ended June 30, 2008. Preliminary net sales for fiscal 2008 were $9.6 million, up 223% compared to $3.0 million for fiscal 2007.
Mark Libratore, CEO, stated, “We are extremely pleased with the significant increase in net sales during the fourth quarter and for fiscal 2008. We look forward to reporting our full audited fiscal 2008 results in connection with the filing of our Annual Report on Form 10-K for fiscal 2008.”
The Company has not completed the preparation of its financial statements for fiscal 2008 and additional details with respect to 2008 results of operations are not yet available. The Company plans to release fourth quarter and full fiscal year 2008 actual results after the completion of its annual audit.
Financing
The note issued in the financing bears interest at 3% per annum and is initially convertible into 3,333,334 shares of the Company’s common stock at an initial conversion price of $0.75 per share and matures in October 2010. The warrants have a term of three years and are exercisable into an aggregate of 1,166,667 shares of the Company’s common stock at an initial exercise price of $1.25 per share. The note and the warrants contain standard anti-dilution protection, included “weighted average” anti-dilution provisions.
The Company intends to use the approximately $2.2 million of net proceeds of the offering, after the payment of expenses and commissions, to increase its advertising and sales efforts and for working capital needs. Ladenburg Thalmann & Co. Inc. acted as the sole placement agent and financial advisor to the Company.
Mark Libratore, CEO, stated: “We are very pleased to have obtained what we consider substantial funding on favorable terms considering the current financial conditions. We continue to grow rapidly and fully expect our growth to continue quarter over quarter going forward. We have achieved strong repeat sales due to the demand created by our customers who have chronic diseases and lifetime medical supply requirements. Due to the fact that our payment comes largely from third party payors, out-of-pocket costs to our customers are minimized which makes it easier for our customers to re-order.”
The notes, the warrants, the shares of common stock issuable upon conversion of the notes, and the shares of common stock issuable upon exercise of the warrants have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements. The Company has granted certain registration rights to the investors but does not have any current requirement to file a registration statement with the United States Securities and Exchange Commission covering the shares issuable upon conversion of the notes and upon exercise of the warrants.
This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

The Company will file a Current Report on Form 8-K with the Securities and Exchange Commission describing in more detail the terms of the private placement.
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About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Approximately 75% of its revenue comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Safe Harbor Statement
The preliminary net sales results contained in this news release are subject to finalization in connection with the preparation of our Annual Report on Form 10-K for the fiscal year ended September 30, 2008. This release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as our preliminary net sales information. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. These forward-looking statements may not be realized due to a variety of factors, including, without limitation, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products, and the other factors listed under “Risk Factors” in our annual report on Form 10-KSB for the fiscal year ended September 30, 2008 and our other filings with the Securities and Exchange Commission. Further, Liberator Holdings is a development stage company that operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control, such as announcements and product development by competing product and service providers. We assume no obligation to update the information contained in this news release.
Contacts:
Liberator Medical Holdings, Inc.
Mark Libratore
President & CEO
772-287-2414
investors@liberatormedical.com
Investor Relations Contact
Gerald Kieft or Ryan Audin
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net